Exhibit 10.1

FIRST AMENDMENT TO FORBEARANCE AGREEMENT AND WAIVER

This First Amendment to Forbearance Agreement and Waiver (the “Amendment”), dated June 6, 2022, is by and between Allarity Therapeutics, Inc., a Delaware corporation (the “Company”), and 3i, LP, a Delaware limited partnership (the “Investor”) and amends the Forbearance Agreement and Waiver dated April 27, 2022 (the “Agreement”). In this Amendment, the Company and the Investor may each be referred to individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Amendment, capitalized terms have the same meaning as defined in the Agreement, the Company’s Certificate of Designations (“COD”) for the Company’s Series A Preferred Stock, or the Securities Purchase Agreement (“SPA”) and Registration Rights Agreement (“RRA”) each executed by the Parties on May 20, 2021, as amended.

RECITALS

A.	Prior to the date of this Amendment, the Parties entered into the Agreement relating to the occurrence of a Triggering Event under Section 5(a)(ii) of the COD that occurred on April 29, 2022.

B.	A post-effective amendment to the registration statement on Form S-1 registering the resale of the Conversion Shares and the Warrant Shares (the “Registration Statement”) was filed with the SEC on June 3, 2022, and has not yet been declared effective..

C.	In order to provide more time for the SEC to complete its review of the Registration Statement, if applicable, and to have the Registration Statement declared effective, the Parties desire to amend the Agreement as set forth in this Amendment. .

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Parties agree as follows:

1.               Section 2 of the Agreement is amended and restated in its entirety as follows:

2. Forbearance of Triggering Events under the COD. After the Company has paid the initial Forbearance Payments as set forth in, and in accordance with, Section 1 of this Agreement, until the earlier to occur of (i) the date immediately prior to the date of occurrence of a Bankruptcy Triggering Event, (ii) the date of occurrence of any other Triggering Event under Section 5(a) of the COD (excluding any Triggering Event arising solely as a result of Section 5(a)(ii) of the COD and Section 4(c)(ii) of the Warrant), (iii) the time of any breach by the Company pursuant to this Agreement, (iv) the Resale Availability Date and (v) June 20, 2022(such period, the “Forbearance Period”), the Investor agrees to forbear exercising any rights or remedies that it may have under the COD that arises as a result of a Triggering Event under Section 5(a)(ii) of the COD and Section 4(c)(ii) of the Warrant. The Parties further agree that the Forbearance Period under subsection (v) of this this Section 2 may be extended an additional fifteen (15) days to July 5, 2022, provided that, on June 20, 2022 the Company shall remove the restrictive legend on 441,005 Conversion Shares issued to Investor pursuant to the Conversion Notice dated May 2, 2022, and the Investor is able to sell the Conversion Shares free of restrictions (including volume restrictions) pursuant to SEC Rule 144(b)(1)(i).

4853-4269-9300. 1

2.               Ratification. Except as specifically provided in this Amendment, all other terms and conditions of the, Agreement, COD, SPA and RRA remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY

Allarity Therapeutics, Inc a Delaware corporation
/s/ Steve Carchedi
By: Steve Carchedi, CEO

INVESTOR

3i, LP a Delaware limited partnership
/s/ Maier J. Tarlow
By: Maier J. Tarlow
Manager of the General Partner

4853-4269-9300. 2